Th~~e~~ transactions pursuant to the absorption-type merger involves the securities of a Japanese company and is subject to the disclosure requirements of Japan, which are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with non-U.S. accounting standards, which may not be comparable to the financial statements of U.S. companies.

It may be difficult for you to enforce your rights and any claim that you may have arising under the U.S. federal securities laws since the issuer is located in Japan, and all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court based on violations of U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities by means other than through the absorption-type merger, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

November 7, 2018
To whom it may concern:

Company Name:	UKC Holdings Corporation
Name of Representative:	Nobuki Kurita
President
(Code Number: 3156, First Section of the Tokyo Stock Exchange)
Contact:	Tsuyoshi Osawa
Managing Executive Officer
General Manager, Corporate Development / IR Department
Phone:	+81-3-3491-6575

Company Name:	VITEC HOLDINGS CO., LTD.
Name of Representative:	Kunihiro Konno
Chairman and President
(Code Number: 9957, First Section of the Tokyo Stock Exchange)
Contact:	Naoteru Takashima
Executive Officer
Corporate Planning Department
Phone:	+81-3-3458-4623

Announcement Regarding Integration Synergy and Shareholder Returns Policy for the Business Integration between UKC Holdings Corporation and VITEC HOLDINGS CO., LTD.

As UKC Holdings Corporation (“UKC”) and VITEC HOLDINGS CO., LTD. (“VITEC,” and together with UKC, the “Parties”) stated in the press release “Announcement of Business Integration between UKC Holdings Corporation and VITEC HOLDINGS CO.,LTD.” dated on September 14, 2018, the Parties jointly announced that they had determined to implement a business integration of the Parties (the “Business Integration”) dated on April 1, 2019. In this connection, the Parties hereby announce that the Parties have established Integration Synergy due to the Business Integration and Shareholder Returns Policy as follows.

1.	Expected synergies from the Business Integration

By achieving the following synergies, the Parties seek to establish a scale of business that is among the largest in the industry in Japan and create added value, which thereby increases corporate value and contributes to the development of society. In addition, even after the Business Integration the Parties will keep seeking to expand those businesses and profits more than ever by allying with other companies, and the Parties will head for becoming a leading company with its sales more than 1 trillion yen in the Electronics Distributors Industry.

(i)
Enhancement of product lineups and sales channels

The Parties will seek to expand businesses and improve customer satisfaction through cross-selling, by mutually complementing and utilizing their domestic and overseas sales channels (customers and sales bases) and product lineups centered on semiconductors and electronic components.

(ii)
Expansion of high value added businesses

Based on the lineups of the businesses, products and services enhanced through the Business Integration, the Parties will strengthen their imaging, vehicle, environmental energy related and other technological capabilities as well as their cooperation with partner companies, and thereby offer innovative solutions and services to serve the diversified needs of customers. The parties will seek to expand high value added businesses going beyond the activities of a trading company, and aim to improve their presence in the industry.

(iii)
Creation of unique businesses (Realization of new synergies from the Business Integration)

In addition to just synergies from expanding businesses or services and improvement of management efficiency, the Parties will realize further increase of those Enterprise Value by creating unique markets and business chances with a novel idea, which is beyond existing frameworks and will be brought by the Business Integration.

(iv)
Enhancement of productivity by promoting operational efficiency

The Parties will seek to increase operational efficiency within the group and achieve greater productivity and improvement of management efficiency through measures such as promoting the efficiency and rationalization of common operations, sharing and promoting the rationalization of logistics networks and other infrastructure of domestic and overseas bases and integrating core systems.

(v)
Establishment of stronger management bases

The Parties will seek to establish stronger management bases through measures such as reinforcing the financial bases and funding ability in order to be capable of new investments and M&A and revitalizing the organization through mutual utilization of human resources and know-how.

2.	Synergy from the Business Integration

The parties will achieve integration synergies in the fiscal year ended March 31, 2022 (“FY2021”) as follows:

Net Sales in FY2021:	100 billion yen*
Operating Income in FY2021:	5 billion yen*

*	The numbers above are based only on synergies from the Business Integration and should be added to the numbers of the Medium Term Business plans for the Parties.

3.	Shareholder Returns Policy

The parties recognize that proactive and stable profit return to the shareholders is an important management issue and the Parties intend to return 50% or more of Net Income of the Integrated Company to the shareholders by dividends or stock repurchases etc., while keeping a balance with CAPEX, growth strategy investments including M&A and capital alliances, and increases in working capital due to business expansion.

For more details regarding the Business Integration Synergy, please refer to the attached presentation material.

(Attached Paper) Business Integration Synergies November 7, 2018

Integration Synergies Expand Sales Cross-sell with expanding product lineups and sales channels Realize cross-selling by mutually complementing and utilizing their domestic and overseas sales channels (customers and sales bases) Expect product lineups expansion in vehicles and complementing sales channels in overseas; VITEC in Europe/America, UKC in India/Vietnam Expand Sales and Profit Ratio Expand high value added businesses Provide innovative solutions/services relating to AI/IoT with adjusting to diversified customers' needs by both companies' technologies and partner companies Further Expand in Sales and Profit Create Unique Businesses Create unique markets and business chances with a novel idea, which is beyond existing frameworks and will be brought by the Business Integration ex) Building AI/IoT platforms, deepening manufacturing and environmental energy businesses, utilizing Big Data, and internet businesses etc. Cost Reduction Improve productivity with increasing management efficiency Increase operational efficiency through measures such as promoting the efficiency and rationalization of common operations, sharing and promoting the rationalization of logistics networks and other infrastructure of domestic and overseas bases and integrating core systems 2

Specific Integration Synergy Integrated Company's Sales UKC (Y) 220 billion VITEC (Y) 210 Billion Fiscal Year ending March 31, 2019 (Estimated) (Y) 100 Billion Sum of sales on business plans for UKC and VITEC Fiscal Year ending March 31, 2022 (Target) Integration Synergy TargetX for the fiscal year ending March 31, 2022 (3-year after the integration) Sales? (Y) 100billion Operating Profit? (Y) 5billion X The numbers are integration synergies only and should be added to the numbers of the Medium Term Business plans for both parties 3

Integrated Company's Shareholder Returns Policy Realize proactive shareholder returns while keeping a balance with CAPEX, growth strategy (including MandA and capital alliances) investments and increases in working capital due to business expansion Total Return Payout Ratio*?50% and over *The ratio calculated by total returns to shareholders by dividends and stock purchases divided by net Income 4

UKC Holdings Corporation VITEC HOLDINGS CO., LTD Contact IR Department : Mr. Osawa Mail to : ir@ukcgroup.com Contact Corporate Planning Department : Mr. Takashima Mail to : takashima.naoteru@vitec.co.jp Future Prospects The content on this presentation includes plans, strategies, future prospects, etc. of UKC and VITEC (the "Parties") derived from currently available information and therefore is subject to influences of various risks and uncertain factors such as economic climate, market trends, revisions to laws and regulations and research and development successes. Accordingly, please note that these factors may cause the Parties' actual performance to differ substantially from our forecasts.